Exhibit (h)(2)

AMENDMENT 4

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of June 23, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement by and among ALPS, Trust and Investment Adviser, dated January 27, 2021, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	GraniteShares ETF Trust
“Investment Adviser”	GraniteShares Advisors LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		GraniteShares ETF Trust

By:	/s/ Kenneth Fullerton	By:	/s/ William Rhind

Name:	Kenneth Fullerton	Name:	William Rhind

Title:	Authorized Representative	Title:	President

GraniteShares Advisors LLC

By:	/s/ William Rhind

Name:	William Rhind

Title:	CEO

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The contact information for the Trust in Section 12 (Notices) is deleted in its entirety and replaced with:

If to Trust:

GraniteShares ETF Trust

222 Broadway, 21st Floor

New York, NY 10038

Attention: William Rhind

Email: william.rhind@graniteshares.com

2.	Schedule B Funds is deleted in its entirety and replaced with new Schedule B Funds:

Schedule B

Funds

GraniteShares 1.25x Long TSLA Daily ETF*

GraniteShares 1.5x Long COIN Daily ETF*

GraniteShares 1.75x Long AAPL Daily ETF*

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF+

GraniteShares HIPS US High Income ETF (HIPS)+

GraniteShares XOUT U.S. Large Cap ETF (XOUT)+

Granite Shares 1.75x Long BABA Daily ETF*

GraniteShares 1.5x Long META Daily ETF*

GraniteShares 1.5x Long NVDA Daily ETF*

GraniteShares 1.5x Long DIS Daily ETF*

GraniteShares 1.5x Long UBER Daily ETF*

*Denotes such Funds utilizing the Non-Unitary Fee Exchange Traded Fund Expense Services

+Denotes Traditional ETF

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

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